CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.650 % Verizon InterNotes® due March 15, 2025	$2,229,000	$277.51
4.800 % Verizon InterNotes® due March 15, 2048	$8,660,000	$1,078.17
(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended

Filed under Rule 424(b)(2), File No. 333-213439

Pricing Supplement No. 29—Dated Monday, March 26, 2018 (To: Prospectus dated September 1, 2016 and Prospectus Supplement Dated: May 15, 2017)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
92346MCH2	$2,229,000.00	100.00%	1.450%	$2,196,679.50	Fixed	3.650%	Semi-Annual	03/15/2025	9/15/2018	$16.83	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 3/15/2019 and any time thereafter with 30 Calendar Days Notice.

92346MCJ8	$8,660,000.00	100.00%	3.150%	$8,387,210.00	Fixed	4.800%	Semi-Annual	03/15/2048	9/15/2018	$22.13	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 3/15/2023 and any time thereafter with 30 Calendar Days Notice.
Verizon Communications Inc.				Offering Date: Monday, March 19, 2018 through Monday, March 26, 2018							Verizon Communications Inc.
One Verizon Way				Trade Date: Monday, March 26, 2018 @ 12:00 PM ET							Verizon InterNotes ®
Basking Ridge, New Jersey 07920-1097				Settle Date: Thursday, March 29, 2018							Prospectus dated September 1, 2016 and Prospectus
				Minimum Denomination/Increments: $1,000.00/$1,000.00							Supplement Dated: May 15, 2017
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Joint Lead Manager and Lead Agent: Incapital

Agents: BofA Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Agents purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the Agents for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the Agents on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such Agents will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Verizon InterNotes® will be represented by a Master Note in fully registered form, without coupons. The Master Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.